Exhibit 10.54

THIRD AMENDMENT TO SUBLEASE AGREEMENT

THIS THIRD AMENDMENT TO THE SUBLEASE AGREEMENT (this “Third Amendment”) is entered into effective as of this 12th day of October, 2015 (the “Effective Date”) by and between TC Loan Service, LLC, a Delaware limited liability company with a principal business address of 4150 International Plaza, Suite 400, Fort Worth, Texas 76109 (“Sublessor”), and Elevate Credit Service, LLC, a Delaware limited liability company with a principal business address of 4150 International Plaza, Suite 300, Fort Worth, Texas 76109 (“Sublessee”).

Recitals

A. WHEREAS, Sublessor is the tenant of premises located at Overton Centre I 4150 International Plaza Fort Worth, Texas (“Leased Premises”) more particularly described in that certain master lease, most recently amended on June 25, 2014, between Overton Green Property Owner, L.P. (“Landlord”), as landlord, and Sublessor, as tenant (such lease, all exhibits thereto, and any amendments or addendums thereto as amended is referred to as the “Prime Lease”).

B. WHEREAS, there is a Sublease negotiated and executed by Sublessor and Sublessee dated as of May 1, 2014 (the “Sublease Agreement”) pursuant to that certain Distribution Agreement between Sublessor and Sublessee dated as of May 1, 2014 (the “Distribution Agreement”).

C. WHEREAS, Sublessor and Sublessee entered into an Amendment to Sublease Agreement on December 1, 2014 (“First Amendment”) in order for Sublessee to sublet certain additional portions of the Leased Premises from Sublessor for the term and upon the other conditions hereinafter set forth in that First Amendment.

D. WHEREAS, Sublessor and Sublessee entered into a Second Amendment to Sublease Agreement on May 18, 2015 (“Second Amendment”) in order for Sublessee to sublet the same portion of the Leased Premises referred to in the First Amendment for an extended term.

E. WHEREAS, Sublessee desires to sublet certain additional portions of the Leased Premises from Sublessor and Sublessor is willing to sublet certain additional portions for the term and upon the conditions hereinafter set forth.

F. WHEREAS, Sublessee desires to sublet from Sublessor and Sublessor is willing to sublet the Leased Premises described in the Sublease Agreement, the First Amendment, and this Third Amendment for an extended term as set forth herein.

G. NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

1.	The defined term “Additional Subleased Premises” found in the First Amendment is hereby deleted in its entirety and replaced by inserting the following in lieu thereof:

a. The “Additional Subleased Premises” includes the “Subleased Premises” as defined in the Sublease Agreement in addition to such portions of the Leased Premises being particularly identified in Schedule B, which the parties agree, for the purposes of this Third Amendment and any square footage calculations pursuant hereto, is approximately 8,784.9 square feet of office space on the second floor. When combined with the previous subleased space on the third and seventh floors of 42,244 square feet brings the combined total of subleased square feet to 51,028.9, or approximately 11.4% of the common space (building rentable area is 447,917 square feet). The Additional Subleased Premises shall also include a Right of First Refusal for the space currently utilized by Lessor on the fourth floor as more particularly described in Schedule B.

2.	Paragraph 1 Term and Termination of the Second Amendment to Sublease Agreement is hereby deleted in its entirety and replaced by inserting the following in lieu thereof:

a. Subject to Section 4(b), the “Term” of this Sublease shall commence on the Effective Date and end on August 31, 2016.

b. This Sublease shall terminate on the first to occur of the following: (i) one (1) calendar day before the expiration of the term of the Prime Lease; (ii) the date upon which the Prime Lease is terminated as a result of any provisions of the Prime Lease; or (iii) the date upon which Sublessee’s right to occupancy of the Additional Subleased Premises is terminated pursuant to this Sublease or as provided by law.

3.	Paragraph 5 Sublessee’s Payment Obligations Section a. Rent of the First Amendment to the Sublease Agreement is hereby deleted in its entirety and replaced by inserting the following in lieu thereof:

a. Rent. Sublessee covenants and agrees to pay to Sublessor, on a monthly basis, an additional amount equal to fourteen thousand five hundred seventy-five dollars and fifty cents ($14,575.50) for a combined total of eighty-four thousand eight hundred twenty-one dollars and ten cents ($84,821.10) per month including any applicable sales taxes (“Base Rent”) for all subleased space through August 2016.

4.	Paragraph 5 Sublessee’s Payment Obligations Section b. Common Area of the First Amendment to the Sublease Agreement is hereby deleted in its entirety and replaced by inserting the following in lieu thereof:

a. Common Area Operating Expenses. In addition to Base Rent, Sublessee covenants and agrees to pay to Sublessor, on a monthly basis, 69.875% of the Common Area Operating Expenses allocated by Landlord to Sublessor (51,028.9 subleased square feet of the total 73,029 square feet of rented space). As used herein, Base Rent together with Sublessee’s percentage of the Common Area Operating Expenses, collectively, “Rent”.

5.	Paragraph 6 of the First Amendment to the Sublease Agreement – Additional Services - is hereby deleted in its entirety and replaced by inserting the following in lieu thereof:

a.	Additional Services. Sublessor shall have access to and use of the kitchen of Sublessee.

6.	Except as set forth in this Third Amendment, the Amendment to the Sublease Agreement is unaffected and shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, each of the undersigned has caused this Third Amendment to the Sublease Agreement to be signed by its duly authorized representative as of the Effective Date.

SUBLESSOR:			SUBLESSEE:

TC LOAN SERVICE, LLC			ELEVATE CREDIT SERVICE, LLC

By:	/s/ Nina Vitagliano		By:	/s/ Chris Lutes
	Name:	Nina Vitagliano		Name:	Chris Lutes
	Title:	CFO		Title:	CFO

Schedule B

Additional Subleased Premises

By entering into this Third Amendment to Sublease Agreement, Sublessee will sublease the following space from Sublessor:

3rd Floor – 21,068 square feet

7th Floor – 21,176 square feet

2nd Floor – 8,784.9 square feet (does not include the Training Room or the Help Desk Area/NOC Room – a total of 932.1 square feet – which will be retained by Sublessor).

Right of First Refusal of 4th Floor – Lessor grants to Lessee a right of first refusal on the space currently utilized by Lessor on the 4th floor or any portion thereof by providing written notice to Lessee as soon as possible, in no event less than ninety (90) days prior to Lessor’s anticipated relinquishment of the space.

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